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                                                                 EXHIBIT 3(iii)

                                     BY-LAWS

                                       OF

                   INDUSTRIAL SALES AND MARKETING CORPORATION



                                    ARTICLE I

                            Principal Office and Seal

         Section 1 Principal Office. The principal office of the corporation shall be at 3909 South Airport Road, Ogden, Utah, or at such other place in the State of Utah as the Board of Directors shall from time to time determine.

         Section 2. Seal. The corporation shall have a common seal of such form and device as the Board of Directors shall from time to time determine.

                                   ARTICLE II

                             Stockholders' Meetings

         Section 1. Annual Meeting. The annual meeting of the stockholders of the corporation shall be held on the first Monday of May of each year at such time and place as the President or the Board of Directors shill determine. The annual meeting shall be a general meeting, and at such meeting any business. within the powers of the corporation, without special notice of such business, may be

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transacted, except as limited by law or by these By-Laws.

         Section 2. Special Meeting. Special meetings of the stockholders may be held at any time upon the call of the President, or upon the call of any two directors, or upon the written request of stockholders owning not less than one-tenth (1/10) of the capital stock issued and outstanding.

         Section 3. Notice of Meetings. A written or printed notice of all meetings, annual, special, stating the place, day and hour of the meeting and whether it is annual or special care of each special meeting stating briefly the business proposed to be transacted thereat, shall be given by mailing such notice, postage prepaid, in the case of annual meetings, at least thirty (30) days, and in the case of special meetings, at least ten (10) days before the date assigned for the meeting, to each stockholder at his address as it appears upon the transfer books of the corporation. Upon notice being given in accordance with the provisions hereof, the failure of any stockholder to received actual notice of any meeting shall not in any way invalidate the meeting or proceedings thereat.

         Section 4 Quorum. At all meetings of stockholders, the presence in person or by proxy of stockholders owning a majority in number of all the shares of stock issued and outstanding and entitled to vote at said meeting shall be necessary to constitute a quorum, and the act~on C: the holders of the majority of the capital stock present or represented at any meeting at which a

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quorum is present shall be valid and binding upon the corporation except as otherwise provided by law or by these By-Laws.

         Section 5. Voting. At each meeting of stockholders, each stockholder, except where otherwise provided by the clauses and terms applicable to the stock held by such stockholder, shall be entitled to vote in person or by representative appointed by instrument in writing subscribed by such stockholder or his duly authorized attorney and filed with the Secretary, and he shall have one vote for each share of voting stock registered in his name at the close of business on the day preceding the date of said meeting or on the record date fixed by the Board of Directors. In case of an adjourned meeting, unless otherwise provided by the Board of Directors, the record date for the purpose of voting shall be considered to be the day preceding the date of the original meeting. Where voting stock is transferred into the name of a pledgee under a pledge agreement, the pledgor shall have the right to vote such stock unless prior to the meeting the pledgee or his representative shall file with the Secretary written authorization from the pledgor to vote such stock.

         Section 6. Adjournment. Any meeting of the stockholders, whether annual or special, may be adjourned from time to time whether a quorum be present or not without notice other than the announcement at the meeting, and such adjournment may be to such time and to such place as may be determined by a majority vote of those present. At any such adjourned meeting at which a

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quorum shall be present, any business may be transacted which mnight have been transacted at the original meeting as originally called and notified.

                                   ARTICLE III

                               Board of Directors

         Section 1. Number and Term of Office A Board consisting of not less than three (3) directors shall be elected at the annual meeting. The directors, except as otherwise in these ByLaws provided, shall hold office until the annual meeting held next after their election and until their respective successor shall be elected. The number of directors constituting the Board during any annual period shall be the number of directors elected at the annual meeting of stockholders.

         Section 2 Removal of Directors. Any director may be re moved from office at any time with or without cause and another person may be elected in his place to serve for the remainder of his term at any special meeting of stockholders called for the purpose by the affirmative vote of the holders of a majority of all the shares of capital stock of the corporation outstanding and entitled to vote. In case any vacancy so created shall not be filled by the stockholders at such meeting, such vacancy may be filled by the Board of Directors as provided in Section 5 of Article III.

         Section 3. Meeting notice. The Board shall hold meetings as often as the business of the corporation may require at the call of the President or any director, The Secretary shall give notice

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of each meeting of the Board of Directors, either orally or in writing, by mailing, delivering or giving the same not less than three (3) days before the meeting, unless otherwise prescribed as to notice of any meeting of the Board of Directors. The failure by any director to receive such notice shall not invalidate the proceedings of any meeting at which a quorum of directors is present The directors elected at the annual stockholders' meeting of the corporation shall, without any notices being given, hold a meeting as soon as may be after the meeting of the stockholders at which they were elected.

         Section 4. Quorum and Adjournment. A majority of the directors shall constitute a quorum for the transaction of business, but no actions taken other than the appointment of directors to fill temporary vacancies, as provided in these By-Laws, shall bind the corporation unless it shall receive the concurring vote of a majority of all the directors. In the absence of a quorum, the presiding officer or a majority of the directors present may adjourn the meeting from time to time without further notice until a quorum be had.

         Section 5. Vacancies and Substitute Directors. If any permanent vacancy shall occur in the Board of Directors through death, resignation, removal or other cause, the remaining directors, by affirmative vote of a majority of the whole Board, may by the vote of a majority of

         Section 4. The Secretary-Treasurer. The Secretary-Treasurer shall keep the minutes of all

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meetings of the Board of Directors and the minutes of all meetings of the stockholders. He shall give notice in conformity with these By-Laws, of all meetings of the stockholders and the Board of Directors. In the absence of the President and of the Vice-President, he shall call the meetings of the stockholders to order and shall preside until a chairman pro tempore is chosen. He shall have the custody of all the funds, notes, bonds and other evidences of property of the corporation, and shall render statements thereof in such form and as often as required by the Board of Directors. He shall be responsible for the keeping of the stock books, stock transfer books and stock ledger of the corporation. The Secretary-Treasurer shall perform all other duties assigned to him by the President or the Board of Directors.

         Section 5. Assistant Secretary. The Assistant Secretary shall perform all the duties and exercise all the powers of the Secretary during his absence or disability or whenever the office of Secretary is vacant, and shall perform all the duties assigned to him Dy the Board of Directors.

                                    ARTICLE V

                            Execution of Instruments

         Section 1. Proper Officers. Except as otherwise provided by these By-Laws or by law, all check drafts, notes, bonds acceptances, deeds leases, contracts and all other documents and instruments shall be Signed, executed and delivered by the President or Vice President and by the Secretary-Treasurer, or the Assistant Secretary; provided, however, that the Board of Directors may

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from time to time by resolution authorize checks, drafts bills of exchange, notes, orders for the payment of money, licenses, endorsements, stock powers, powers of attorney, proxies, waivers, consents, returns, reports, applications, notices, agreements or documents, instruments or writings of any nature to be signed, executed and delivered by such officers, agents or employees of the corporation, or any one of them, in such manner as may be determined by the Board of Directors.

         Section 2. Facsimile Signatures. The Board of Directors may from time to time by resolution provide for the. execution of any corporate instrument or document by a mechanical device or a machine, or by use of facsimile signatures, under such terms as shall be set forth in the resolution of the Board of Directors.

                                   ARTICLE VI

                       Voting of Stock by the Corporation

         In all cases where the corporation owns, holds, or represents, under power of attorney or proxy or in any representative capacity, shares of the capital stock of any corporation, or shares or interests in business trusts, co-partnerships or other associations, such shares or interests shall be represented and voted by such proxy or proxies as may be appointed by or pursuant to authority granted by the Board of Directors or, failing such appointment, by the President, or in the absence of the President, by the Vice President, and in the absence of the Vice President, by the Secretary-Treasurer; provided, however, that in the absence of any such officer, then any person specifically appointed by the Board of Directors for the purpose shall have the right, if present, to represent and

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vote such shares or interest.

                                   ARTICLE VII

                                  Capital Stock

         Section 1. Certificates of Stock. The certificates of stock of each class shall be in such form and of such device as the Board of Directors shall from time to time determine. They shall be signed manually or, if countersigned or registered by a Transfer Agent or Registrar, then in facsimile by the President or Vice President, and by the Secretary-Treasurer, or an Assistant Secretary, and shall bear the corporate seal or a facsimile thereof.

         Section 2. Transfer of Stock. Transfer of stock may be made in any manner permitted by law, but no transfer shall be valid except between the parties thereto until a new certificate shall have been obtained and the transfer shall have been duly recorded in the stock books of the corporation. No certificates for stock shall be delivered unless the person entitled to such certificate, or some person duly authorized by him, shall receipt for the same.

         Section 3. Closing of Transfer Books. The Board of Directors shall have power, for any corporate purpose, to close from time to time the stock transfer books of the corporation for a period not exceeding; thirty (30) consecutive days; provided, however, that in lieu of closing the stock transfer books as aforesaid, the Board of Directors may fix in advance a record date for the payment of any dividend, or for the allotment of rights, or for the effective date of any change, conversion or exchange of capital stock, or in connection with obtaining the consent of stockholders in any

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matter requiring their consent, or for the determination of the stockholders entitled to notice of and to vote at any meeting; and in such case only such stockholders as shall be stockholders of record on the record date so fixed shall be entitled to the rights, benefits and privileges incident to ownership of tine shares of stock for which said record date has been fixed, notwithstanding any transfer of any stock on the books of the corporation after any such record date.

         Section 4. Lost Certificates. The Board of Directors may, subject to such rules and regulations as may be adopted by it from time to time, in its discretion, order a new certificate or certificates of stock to be issued in the place of any certificate or certificates of stock of the corporation alleged to have been lost or destroyed, but in every such case the owner of the lost certificate or certificates shall be required to file sworn evidence showing the facts connected with such loss, and shall be required to give to the corporation a bond or undertaking in such sum, not less than twice the par value, if any, or not less than twice the amount of the market value, whichever is greater, of such lost or destroyed certificate or certificates of stock as the Board of Directors may approve, as indemnity against loss, damage or liability that the corporation may incur by reason of such issuance of a new certificate or certificate the Board of Directors may, in its sole discretion, refuse to replace any lost certificate save upon the order of the court having jurisdiction in the matter.

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                                  ARTICLE VIII

                                    Amendment

         These By-Laws may be altered, amended or repealed either by a vote of not less than the majority of all the stock of the corporation issued and outstanding and entitled to vote at any annual meeting or at any special meeting called for such purpose, or may be altered, amended or repealed by tine Board of Directors, except that (1) no By-Law adopted or amended by the shareholders shall be altered or repealed by the Board of Directors; (2) no By-Law shall be adopted by the directors which shall require more than a majority of the voting shares for a quorum at a meeting of shareholders, or more than a majority of the votes cast to constitute action by the shareholders, except where higher percentages are required by law.

                                   ARTICLE IX

                                  Calendar Year

         The fiscal year of this corporation is hereby fixed to commence on January 1 of each year and to close on December 31 of each year with the fiscal year to be the calendar year.

                                    ARTICLE X

                                    Execution

         The undersigned, being a majority of the initial Board of Directors of Industrial Sales and

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Marketing Corporation, following the incorporation of the same at Salt Lake
City, Salt Lake County, State of Utah, have adopted the foregoing as the By-Laws of the corporation this 1st day of October, 1970

                                                  DAVID LOUIS DURBANO

                                                  MICHAEL H. FORD

                                                  EDWARD B RICH